Exhibit 99.06- NEWS Feb. 20, 2003


DataMEG Corp. Releases Technology Analysis Information for the Multi-Phase Poly Tone Communications System


WASHINGTON, Feb 20, 2003 (BUSINESS WIRE) -- DataMEG Corp. (DTMG) announced this afternoon that they have released a technology analysis report from their jointly-owned subsidiary, CAS Communications, Inc. (CASCO).

The report is pertinent to the Multi-Phase Poly Tone Communications System
(MPTC), and is in addition to the technology validation report that the Company recently received from The PTR Group, Inc. last week. The information that has been developed from this analysis indicates that the MPTC system will be well-suited as a leading information and data processing system, possessing significant advantages when compared to existing conventional modems and information processing systems.

The Company states that the MPTC System operates using a sophisticated series of proprietary algorithmic "codes" that allow the system to accept input data in digital form and convert that data to what amounts to be an encrypted analog waveform series. These wave patterns are passed through the cable network utilizing a configuration that the Company refers to as a "multi-phase wave sampling process". The MPTC System incorporates a proprietary technique that enables converted information to pass through a network in simultaneous, parallel wave "bursts". The system has been programmed with predetermined character and reference information sets which are represented by the wave configurations being passed. When received the waveforms can be sampled or identified in 10 nanoseconds. The sampled wave, once identified, is recognized by the MPTC System and reconverted back to the digital input at the receiving end. This, in basis, is what allows for the 109 MBPS throughput transmission rate.

The Company also states that the advantages for the MPTC System are obvious. Retail customers, for example, will realize significant benefits from the increased transmission rates over their networks. The transmission of a days sales or transaction receipts, from a retail chain store or a bank, back to the central information collection site will be accelerated. The time differences, dependant on what the customer is using currently, will be as much as four (4) to twenty (20) times faster. Time equals money.

The Company is in discussion with interested business partners, discussing the overall system integration potential and the advantages of the MPTC System. The Company expects that these discussions will evolve quickly and positively.

For more information about this release and other on-goings at DTMG, contact Rich Kaiser, Investor Relations, YES INTERNATIONAL, 800-631-8127.

Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "expect," "anticipate," "could," "would," "will," and "may" and other words of similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements herein. Such factors and risks include the successful completion of the CAS technology development, the successful completion of projects underway at North Electric Company and the business conditions and growth in related areas of telecommunications, wireless and digital transmission areas, and in the economy in general. Competitive factors include the rapid pace of alternative technology advancements and the Company's ability to gain market acceptance of its evolving products. Other risks may be detailed from time to time in our filings with the Securities and Exchange Commission. Neither DataMEG Corp. nor its subsidiaries undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.